Ex 99.1

SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
(214) 631-1166

SILVERLEAF RESORTS, INC. TO LIST COMMON STOCK ON
THE NASDAQ CAPITAL MARKET

DALLAS, TEXAS. (February 15, 2007) --- Silverleaf Resorts, Inc. (AMEX: SVL) (“Silverleaf”) today announced that its common stock has been approved for listing on The NASDAQ Capital Market under the symbol “SVLF.” As a result, trading in Silverleaf common stock will cease on the American Stock Exchange and commence on The NASDAQ Capital Market effective as of the opening of the markets on or about March 1, 2007.

"We believe that The NASDAQ Capital Market will not only provide more recognition for Silverleaf in the investment community, but also create a more liquid, efficient and transparent marketplace, providing better execution quality for our stockholders," stated Thomas J. Morris, Sr. Vice President, Capital Markets of Silverleaf. "We have been pleased with our relationship with the American Stock Exchange staff and we appreciate their professionalism."

Based in Dallas, Texas, Silverleaf Resorts, Inc. owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading "Risk Factors" in the Company's reports filed with the Securities and Exchange Commission, including the Company's 2005 Annual Report on Form 10-K (pages 22 through 30 thereof) filed on March 17, 2006.

Contact:
Silverleaf Resorts, Inc., Dallas
Thomas J. Morris, 214-631-1166 x2218
or
Investor Relations
Erica Pettit, 212-850-5614
or
Media
Jessy Adams, 212-850-5684

For more information or to visit our website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1